Exhibit 99.1

Hercules Capital Reports Fourth Quarter and Record Full-Year 2019 Financial Results

Company Achieves Multiple Records for FY 2019: Total New Debt and Equity Commitments, Total Gross Fundings, Total Investment Income, Net Investment Income, Total Investment Assets and Total Debt Investments among others

Record FY2019 New Debt and Equity Commitments of $1.47 Billion, up 21.6% Year-over-Year

Record FY 2019 Total Debt Investments of $2.17 Billion at Cost, Driven by Record Debt Investment Portfolio Growth of $417.2 Million

Record FY 2019 Total Investment Income of $267.9 Million, up 28.9% Year-over-Year

Record FY2019 Total Declared Shareholder Distributions of $1.42 per Share, up 12.7% Year-over-Year

Record Undistributed Earnings Spillover of $68.0 Million, or $0.67 per Weighted Average Shares Outstanding

Q4 2019 Financial Achievements and Highlights

●	Record Net Investment Income “NII” of $40.1 million, or $0.38 per share, an increase of 31.1% year-over-year
●	Provides 119% coverage of base distribution payout
●	Total Investment Income of $70.6 million, an increase of 24.1% year-over-year
●	New debt and equity commitments of $283.9 million, an increase of 13.8% year-over-year
●	Q4 gross fundings of $240.8 million
●	Unscheduled early principal repayments or “early loan repayments” of $160.8 million
●	15.4% Return on Average Equity “ROAE” (NII/Average Equity)
●	7.3% Return on Average Assets “ROAA” (NII/Average Assets)
●	GAAP leverage of 115.0% and regulatory leverage of 101.8%(1)
●	13.0% GAAP Effective Yields and 12.3% Core Yields(2), a non-GAAP measure

Full-year ending December 31, 2019 Financial Achievements and Highlights

●	Record NII of $143.3 million, or $1.41 per share, an increase of 31.8%, compared to $108.7 million for the twelve months ending December 31, 2018
●	Record total investment income of $267.9 million, an increase of 28.9%, compared to $207.8 million for the twelve months ending December 31, 2018
●	Record new equity and debt commitments of $1.47 billion, an increase of 21.6%, compared to $1.21 billion for the twelve months ending December 31, 2018
●	Record total gross fundings of $1.03 billion, an increase of 7.2%, compared to $960.8 million for the twelve months ending December 31, 2018
●	Record net debt investment portfolio growth of $417.2 million for the twelve months ending December 31, 2019

Footnotes:

(1)	Regulatory leverage represents debt-to-equity ratio, excluding our Small Business Administration “SBA” debentures
(2)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., February 20, 2020 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the fourth quarter and full-year ended December 31, 2019.

“In fiscal year 2019, Hercules Capital’s outstanding operating performance set new records across many of its key financial and performance metrics, all of which were attributable to the Company’s preeminent position in the venture and growth stage lending markets and our seasoned and disciplined investment team that possesses unparalleled domain experience in its core verticals,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “Total fourth quarter commitments increased nearly 14 percent to $283.9 million, core yields were within management’s targeted range of 12 to 13 percent, credit quality remained high and the debt investment portfolio expanded to $2.17 billion at cost. Hercules’ 2019 performance also enabled the Company to declare record total shareholder distributions in 2019. Our record fourth quarter NII produced 119% coverage of our base shareholder distribution which combined with our record undistributed earnings spillover, puts us in a position of strength moving into 2020.”

Bluestein continued, “Looking forward, we have confidence in the Hercules’ portfolio which reflects our rigorous credit-driven investment strategy and the overall resiliency of the VC ecosystem. As we enter 2020, the macro environment will undoubtedly be influenced by the upcoming U.S. presidential election and the late stages of the economic cycle, but we are well positioned financially with $235.5 million in available liquidity, which has been further enhanced subsequent to year end, and a diversified balance sheet both on the asset and liability side. We believe this strength will enable Hercules to continue to expand its platform as the largest provider of venture and growth stage debt solutions and meet the needs of the innovative entrepreneurs, venture capitalists and financial sponsors it serves.”

Q4 2019 Review and Operating Results

Debt Investment Portfolio

Hercules delivered new debt and equity commitments totaling $283.9 million and gross fundings totaling $240.8 million.

During the fourth quarter, Hercules realized early loan repayments of $160.8 million, which along with normal scheduled amortization of $14.9 million, resulted in total debt repayments of $175.7 million.

The new debt investment origination and funding activities lead to net debt investment portfolio growth of $68.8 million during the fourth quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q4 2019 to Q3 2019

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 9/30/19	$2,101.3	$201.0	$34.1	$2,336.4
New fundings(a)	239.3	0.6	0.9	240.8
Warrants not related to Q4 2019 fundings	—	—	0.3	0.3
Early payoffs(b)	(160.8)	—	—	(160.8)
Principal payments received on investments	(14.9)	—	—	(14.9)
Net changes attributed to conversions, liquidations, and fees	5.2	(4.7)	(0.3)	0.2
Net activity during Q4 2019	68.8	(4.1)	0.9	65.6
Balances at Cost at 12/31/19	$2,170.1	$196.9	$35.0	$2,402.0

Balances at Value at 9/30/19	$2,079.9	$148.4	$18.9	$2,247.2
Net activity during Q4 2019	68.8	(4.1)	0.9	65.6
Net change in unrealized appreciation (depreciation)	(0.1)	0.7	1.1	1.7
Total net activity during Q4 2019	68.7	(3.4)	2.0	67.3
Balances at Value at 12/31/19	$2,148.6	$145.0	$20.9	$2,314.5

(a)New fundings amount includes $6.0M fundings associated with revolver loans during Q4 2019.
(b)Early payoffs include $2.7M paydown on revolvers during Q4 2019.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018

Ending Balance at Cost	$2,170.1	$2,101.3	$2,077.2	$1,913.4	$1,752.9

Weighted Average Balance	$2,164.0	$2,061.0	$1,939.0	$1,806.0	$1,685.0

As of December 31, 2019, 84.0% of the Company’s debt investments were in a senior secured first lien position.

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

Effective yields on Hercules’ debt investment portfolio were 13.0% during Q4 2019, as compared to 13.4% for Q3 2019. The Company realized $160.8 million of early loan repayments in Q4 2019 compared to $140.1 million in Q3 2019, or an increase of 14.8%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yields, a non-GAAP measure, were 12.3% during Q4 2019, within the Company’s 2019 expected range of 12.0% to 13.0%, and decreased slightly compared to 12.4% in Q3 2019. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $70.6 million for Q4 2019, compared to $56.9 million in Q4 2018, an increase of 24.1% year-over-year. The increase is primarily attributable to a higher average debt investment balance between periods.

Non-interest and fee expenses were $14.5 million in Q4 2019 versus $14.4 million for Q4 2018. The slight increase was due to an increase in general and administrative expenses and compensation and benefits, offset by a decrease in stock-based compensations expenses.

Interest expense and fees were $16.0 million in Q4 2019, compared to $11.9 million in Q4 2018. The increase was due to higher weighted-average borrowings as well as increased average borrowing under our credit facilities.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.0% in Q4 2019, as compared to 5.3% for Q4 2018.

NII – Net Investment Income

NII for Q4 2019 was $40.1 million, or $0.38 per share, based on 105.6 million basic weighted average shares outstanding, compared to $30.6 million, or $0.32 per share, based on 96.4 million basic weighted average shares outstanding in Q4 2018, an increase of 31.1% year-over-year. The increase is primarily attributable to a higher average debt investment balance between periods and increased income from acceleration from early loan repayments.

DNOI - Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q4 2019 was $41.9 million, or $0.40 per share, compared to $33.9 million, or $0.35 per share, in Q4 2018.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through December 31, 2019, (including net loan, warrant and equity activity) on investments, totaled ($23.6) million, on a GAAP basis, spanning over 15 years of investment activities.

When compared to total new debt investment commitments during the same period of over $9.9 billion, the total realized gain/(loss) since inception of ($23.6) million represents approximately 24 basis points “bps,” or 0.24%, of cumulative debt commitments, or an effective annualized loss rate of 1.6 bps, or 0.016%.

Realized Gains/(Losses)

During Q4 2019, Hercules had net realized gains/(losses) of $2.9 million primarily from gross realized gains of $3.2 million from the sale of our public equity holdings, partially offset by the gross realized losses of ($0.3) million primarily from the liquidation or write-off of certain of our debt, equity and warrant positions during the quarter.

Unrealized Appreciation/(Depreciation)

During Q4 2019, Hercules recorded $1.7 million of net unrealized appreciation primarily related to the mark-to-market impact of our public equity and warrant investments, as well as our private equity investments.

Portfolio Asset Quality

As of December 31, 2019, the weighted average grade of the debt investment portfolio improved to 2.15, on a cost basis, compared to 2.17 as of September 30, 2019, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, or underperforming relative to their respective business plans.

As of December 31, 2019, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q4 2019 - Q4 2018 ($ in millions)
	Q4 2019		Q3 2019		Q2 2019		Q1 2019		Q4 2018
Grade 1 - High	$387.3	18.0%	$237.9	11.4%	$256.2	12.4%	$299.2	15.8%	$311.6	18.0%
Grade 2	$1,180.5	55.0%	$1,331.2	64.0%	$1,317.7	63.9%	$1,056.4	55.7%	$885.1	51.1%
Grade 3	$509.9	23.7%	$479.0	23.1%	$413.0	20.1%	$469.7	24.7%	$474.9	27.3%
Grade 4	$69.0	3.2%	$29.7	1.4%	$67.8	3.3%	$66.5	3.5%	$60.3	3.5%
Grade 5 - Low	$1.8	0.1%	$2.1	0.1%	$6.9	0.3%	$5.3	0.3%	$1.6	0.1%

Weighted Avg.	2.15		2.17		2.18		2.19		2.18

Non-Accruals

Non-accruals remained relatively flat as a percentage of the overall investment portfolio in the fourth quarter of 2019. As of December 31, 2019, the Company had three (3) debt investments on non-accrual with an investment cost and fair value of approximately $9.0 million and $1.0 million, respectively, or 0.4% and 0.0% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to September 30, 2019, the Company had three (3) debt investments on non-accrual with an investment cost and fair value of approximately $9.2 million and $2.2 million, respectively, or 0.4% and 0.1% as a percentage of the total investment portfolio at cost and value, respectively.

	Q4 2019	Q3 2019	Q2 2019	Q1 2019	Q4 2018

Total Investments at Cost	$2,402.0	$2,336.3	$2,315.7	$2,153.3	$1,980.5

Loans on non-accrual as a % of Total Investments at Value	0.0%	0.1%	0.2%	0.02%	0.0%

Loans on non-accrual as a % of Total Investments at Cost	0.4%	0.4%	0.4%	0.1%	0.1%

Liquidity and Capital Resources

The Company ended Q4 2019 with $235.5 million in available liquidity, including $64.4 million in unrestricted cash and cash equivalents, and $171.1 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

During the three months ending December 31, 2019, the Company sold 2.6 million shares of common stock under the equity ATM program, for total accumulated net proceeds of approximately $37.6 million, including $341,000 of offering expenses. During the twelve months ending December 31, 2019, the Company sold approximately 4.6 million shares of common stock, which were issued under the equity ATM program, for total accumulated net proceeds of approximately $62.7 million, including $652,000 of offering expenses. As of December 31, 2019, approximately 8.1 million shares remain available for issuance and sale under the Equity Distribution Agreement.

Bank Facilities

As of December 31, 2019, there were $103.9 million in outstanding borrowings under the Hercules’ $200.0 million committed credit facility with Union Bank and no outstanding borrowings under the Hercules’ $75.0 million committed credit facility with Wells Fargo Capital Finance, for a total of $103.9 million.

Leverage

As of December 31, 2019, Hercules’ GAAP leverage ratio, including its Small Business Administration “SBA” debentures, was 115.0%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding our SBA debentures, was 101.8% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $64.4 million), was 96.2%. Hercules’ net leverage ratio, including its SBA debentures, was 109.3%.

Available Unfunded Commitments – Representing 5.4% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of December 31, 2019, the Company had $133.7 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 5.4% of Hercules’ total assets. This decreased from the previous quarter of $167.5 million of available unfunded commitments or 7.2% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $283.9 million in new debt and equity commitments in Q4 2019, Hercules has pending commitments of $72.3 million in signed non-binding term sheets outstanding as of February 14, 2020. Since the close of Q4 2019 and as of February 14, 2020, Hercules has closed new debt and equity commitments of $172.3 million and funded $101.6 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of December 31, 2019, the Company’s net assets were $1.13 billion, compared to $1.09 billion at the end of Q3 2019. NAV per share increased 1.6% to $10.55 on 107.4 million outstanding shares of common stock as of December 31, 2019, compared to $10.38 on 104.6 million outstanding shares of common stock as of September 30, 2019. The increase in NAV per share was primarily attributed to earnings exceeding the distribution paid in Q4 of $0.06 per share (including realized gains) and accretion to NAV on ATM offering by $0.08 per share.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 97.4% of our debt investment portfolio being priced at floating interest rates as of December 31, 2019, with a Prime or LIBOR-based interest rate floor, combined with 92.0% of our of our outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of December 31, 2019, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
(75)	$(5,182)	$(195)	$(4,987)	$(0.05)
(50)	$(3,655)	$(130)	$(3,525)	$(0.03)
(25)	$(1,992)	$(65)	$(1,927)	$(0.02)
25	$2,591	$65	$2,526	$0.02
50	$5,576	$130	$5,446	$0.05
75	$9,038	$195	$8,843	$0.08
100	$13,628	$261	$13,367	$0.13
200	$33,953	$521	$33,432	$0.32

(1)	Source: Hercules Capital Form 10-K for 2019
(2)

EPS calculated on basic weighted shares outstanding of 105,634. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 53 portfolio companies with a fair value of $145.1 million and a cost basis of $196.9 million as of December 31, 2019. On a fair value basis, 29.0% or $41.8 million is related to existing public equity positions.

Warrant Portfolio

Hercules held warrant positions in 120 portfolio companies with a fair value of $20.9 million and a cost basis of $35.0 million as of December 31, 2019. On a fair value basis, 34.0% or $7.2 million is related to existing public warrant positions.

Portfolio Company IPO and M&A Activity in Q4 2019

IPO Activity

As of February 17, 2020, Hercules held warrant and equity positions in four (4) portfolio companies that had either completed their IPOs or filed Registration Statements in contemplation of a potential IPO, including:

●

In November 2019, Hercules’ portfolio company TELA Bio, Inc. (NASDAQ: TELA), a regenerative medicine company leading the development of advanced medical devices for soft tissue reconstruction, completed is IPO offering of 4.0 million shares of common stock at an initial public offering price of $13.00 per share on the Nasdaq Global Market. Hercules initially committed $5.0 million in venture debt financing in March 2017, and currently holds warrants for 15,712 shares of Preferred Series B stock, as of December 31, 2019.

●	Three (3) portfolio companies filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

●

In November 2019, Hercules’ portfolio company Myovant Sciences , Ltd. (NYSE: MYOV), a healthcare company focused on developing innovative treatments for women’s health and prostate cancer, had its ownership interest held by Roivant Sciences transferred to Sumitovant Biopharma Ltd., a newly formed company from the completion of a strategic alliance between Sumitomo Dainippon Pharma Co., Ltd. and Roivant Sciences. Hercules initially committed $40.0 million in venture debt financing in October 2017, and currently holds warrants for 73,710 shares of common stock, as of December 31, 2019.

●

In November 2019, Hercules’ portfolio company Urovant Sciences, Ltd. (NASDAQ: UROV), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for urologic conditions, had its ownership interest held by Roivant Sciences transferred to Sumitovant Biopharma Ltd., a newly formed company from the completion of a strategic alliance between Sumitomo Dainippon Pharma Co., Ltd. and Roivant Sciences. Hercules initially committed $45.0 million in venture debt financing in February 2019, and currently holds warrants for 99,777 shares of common stock, as of December 31, 2019.

Subsequent Events

1.	As of February 14, 2020, Hercules has:

a.	Funded $101.6 million to new and existing commitments since the close of the fourth quarter 2019.

b.	Pending commitments (signed non-binding term sheets) of $72.3 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1 2020 Closed Commitments (as of February 14, 2020)(a)	$172.3
Q1 2020 Pending Commitments (as of February 14, 2020)(b)	$72.3
Year-to-Date 2020 Closed and Pending Commitments	$244.6

Notes:

a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.

In February 2020, the Company announced a private offering totaling $120.0 million in aggregate principal amount of $50.0 million 4.28% Notes due February 2025 (the “February Notes”) and $70.0 million 4.31% Notes due June 2025 (the “June Notes”).

The February Notes are unsecured and bear an interest rate of 4.28% per year, payable semiannually and will mature on February 5, 2025, and may be redeemed in whole or in part at any time or from time to time at the Company’s option at any time plus a premium, if applicable. The issuance of $50.0 million of the February Notes occurred on February 5, 2020.

The June Notes are unsecured and bear an interest rate of 4.31% per year, payable semiannually and will mature in June 2025, and may be redeemed in whole or in part at any time or from time to time at the Company’s option at any time plus a premium, if applicable. The issuance of $70.0 million of the June Notes is expected to occur in June 2020.

3.

Subsequent to December 31, 2019 and as of February 14, 2020, the Company sold approximately 2.4 million shares of common stock under the equity ATM program, for total accumulated net proceeds of approximately $35.2 million, including $319,000 of offering expenses. As of February 14, 2020, approximately 5.7 million shares remain available for issuance and sale under the Equity Distribution Agreement.

Conference Call

Hercules has scheduled its fourth quarter and full-year 2019 financial results conference call for February 20, 2020 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 2976335 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 2976335.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $10.0 billion to over 490 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under ticker symbol HTGC. In addition, Hercules has two retail bond issuances of 5.25% Notes due 2025 (NYSE: HCXZ) and 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking    statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollars in thousands, except per share data)

	December 31, 2019	December 31, 2018
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,248,524 and $1,830,725, respectively)	$2,232,972	$1,801,258
Control investments (cost of $65,333 and $64,799, respectively)	59,746	57,619
Affiliate investments (cost of $88,175 and $85,000, respectively)	21,808	21,496
Total investments in securities, at value (cost of $2,402,032 and $1,980,524, respectively)	2,314,526	1,880,373
Cash and cash equivalents	64,393	34,212
Restricted cash	50,603	11,645
Interest receivable	20,207	16,959
Right of use asset	11,659	—
Other assets	580	2,002
Total assets	$2,461,968	$1,945,191

Liabilities
Accounts payable and accrued liabilities	$30,306	$25,961
Operating lease liability	11,538	—
2027 Asset-Backed Notes, net (principal of $200,000 and $200,000 respectively)(1)	197,312	197,265
2028 Asset-Backed Notes, net (principal of $250,000 and $0, respectively)(1)	247,395	—
2022 Convertible Notes, net (principal of $230,000 and $230,000, respectively)(1)	226,614	225,051
2022 Notes, net (principal of $150,000 and $150,000, respectively)(1)	148,514	147,990
2024 Notes, net (principal of $0 and $83,510, respectively)(1)	—	81,852
2025 Notes, net (principal of $75,000 and $75,000, respectively)(1)	72,970	72,590
2033 Notes, net (principal of $40,000 and $40,000, respectively)(1)	38,501	38,427
July 2024 Notes, net (principal of $105,000 and $0, respectively)(1)	103,685	—
SBA Debentures, net (principal of $149,000 and $149,000, respectively)(1)	148,165	147,655
Credit Facilities	103,919	52,956
Total liabilities	$1,328,919	$989,747

Net assets consist of:
Common stock, par value	108	96
Capital in excess of par value	1,145,106	1,052,269
Total distributable earnings (loss)(2)	(12,165)	(92,859)
Treasury Stock, at cost, no shares as of December 31, 2019 and 376,466 shares as of December 31, 2018	—	(4,062)
Total net assets	$1,133,049	$955,444
Total liabilities and net assets	$2,461,968	$1,945,191

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	107,364	96,501
Net asset value per share	$10.55	$9.90

(1) The Company’s SBA Debentures, 2033 Notes, 2025 Notes, 2022 Notes, 2024 Notes, 2027 Asset-Backed Notes, 2028 Asset-Backed Notes, 2022 Convertible Notes, and July 2024 Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

(2) Certain prior year numbers have been adjusted to conform with the SEC final rules on disclosure updates and simplification effective November 5, 2018.

HERCULES CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Investment income:
Interest Income
Non-control/Non-affiliate investments	$64,925	$51,156	$241,491	$185,187
Control investments	894	1,043	4,014	3,391
Affiliate investments	267	488	2,008	2,058
Total interest income	66,086	52,687	247,513	190,636
Fee Income
Non-control/Non-affiliate investments	4,486	4,125	20,157	16,776
Control investments	5	4	18	5
Affiliate investments	—	73	186	336
Total fee income	4,491	4,202	20,361	17,117
Total investment income	70,577	56,889	267,874	207,753
Operating expenses:
Interest	14,669	10,720	54,596	39,435
Loan fees	1,285	1,221	7,078	7,260
General and administrative	4,573	3,802	19,183	14,517
Tax expenses	519	282	2,226	971
Employee compensation
Compensation and benefits	7,621	6,993	30,993	25,062
Stock-based compensation	1,811	3,281	10,526	11,779
Total employee compensation	9,432	10,274	41,519	36,841
Total operating expenses	30,478	26,299	124,602	99,024
Net investment income	40,099	30,590	143,272	108,729
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	2,890	(606)	16,523	(4,721)
Control investments	—	—	—	(4,308)
Affiliate investments	—	—	—	(2,058)
Total net realized gain (loss) on investments	2,890	(606)	16,523	(11,087)
Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	(458)	(35,409)	15,074	(13,082)
Control investments	1,174	(4,937)	1,595	(1,222)
Affiliate investments	906	(6,776)	(2,866)	(6,842)
Total net unrealized appreciation (depreciation) on investments	1,622	(47,122)	13,803	(21,146)
Total net realized and unrealized gain(loss)	4,512	(47,728)	30,326	(32,233)
Net increase(decrease) in net assets resulting from operations	$44,611	$(17,138)	$173,598	$76,496

Net investment income before investment gains and losses per common share:
Basic	$0.38	$0.32	$1.41	$1.19
Change in net assets resulting from operations per common share:
Basic	$0.42	$(0.18)	$1.71	$0.83
Diluted	$0.42	$(0.18)	$1.71	$0.83
Weighted average shares outstanding:
Basic	105,634	96,357	101,132	90,929
Diluted	106,072	96,357	101,569	91,057
Distributions paid per common share:
Basic	$0.35	$0.31	$1.33	$1.26

HERCULES CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended December 31,
Reconciliation of Net Investment Income to DNOI	2019	2018
Net investment income	$40,099	$30,590
Stock-based compensation	1,811	3,281
DNOI	$41,910	$33,871

DNOI per share-weighted average common shares
Basic	$0.40	$0.35

Weighted average shares outstanding
Basic	105,634	96,357

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.